PROSPECTUS SUPPLEMENT	Filed Pursuant to Rule 424(b)(3)
Registration No. 333-176634

3,543,596 Ordinary Shares underlying Warrants

TIGER MEDIA, INC.

This prospectus supplement, dated February 25, 2013 (the “Supplement”), filed by Tiger Media, Inc., formerly known as SearchMedia Holdings Limited, (the “Company,” “Tiger Media,” “we,” “us” or “our”), supplements certain information contained in the Company’s prospectus (the “Prospectus”) and the Prospectus Supplement filed with the Securities and Exchange Commission (the “SEC”) on December 6, 2012, which forms a part of the Company’s Registration Statement on Form F-3 (Registration No. 333-176634) (the “Registration Statement”). This Supplement is not complete without, and may not be delivered or used except in connection with, the Prospectus, including all amendments and supplements thereto. The Prospectus relates to the registration of 3,543,596 ordinary shares of the Company issuable upon the exercise of outstanding warrants, which includes ordinary shares issuable upon the exercise of Public Warrants, Insider Warrants, and Underwriter Warrants (each as defined in the Prospectus).

On December 5, 2012, the Company provided holders of its Public Warrants, Insider Warrants, and Underwriter Warrants (each as defined in the Prospectus, and collectively, the “Warrants”) the opportunity to exercise up to one-third of the Warrants held by them at a reduced exercise price and to extend the term and reduce the exercise price of certain of their remaining Warrants that were not exercised (the “Offer”).

In accordance with the terms of the Warrants and the Warrant Agreement governing the Warrants, Tiger Media proposed to reduce the exercise price for up to one-third of each holder’s outstanding Warrants beginning on December 5, 2012. From December 5, 2012 until 5:00 p.m. Eastern Time on December 26, 2012, a Warrant holder could have exercised up to one-third of their outstanding Warrants at a reduced exercise price of $1.25 per share with respect to Public Warrants and Insider Warrants and $1.46 per share with respect to Underwriter Warrants.

At the expiration date of the Warrants, which was February 19, 2013, the expiration date of a participating holder’s remaining Warrants equal to two times the number of Warrants exercised were extended until December 26, 2013 (the “Extended Warrants”) and the exercise price of the Extended Warrants was reduced to $2.50 per share for Public Warrants and Insider Warrants. No Underwriter Warrants participated in the Offer. From December 26, 2012 until February 19, 2013, the Extended Warrants were held in escrow and did not trade on the NYSE MKT during this time. On February 19, 2013, Warrants that were not exercised at a reduced price or extended in connection with the Offer expired. On February 20, 2013, the Extended Warrants were released from escrow for continued trading on the NYSE MKT under the symbol “IDI.WS,” subject to the continued listing of the Company’s securities.

Investing in our ordinary shares involves a high degree of risk. You should carefully consider the factors described under the caption “Risk Factors” beginning on page 6 of the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is February 25, 2013

You should read the materials describing the exercise price reduction and the Company’s Registration Statement, including the Prospectus, the Prospectus Supplement filed with the SEC on December 5, 2012, and this Prospectus Supplement, which relates to the exercise of the Extended Warrants and the issuance of the ordinary shares underlying the Extended Warrants, before you make any decision to exercise your Extended Warrants.

Upon the exercise of any of the Extended Warrants, we will receive as proceeds the aggregate exercise price of the Extended Warrants exercised. We currently intend to use any such proceeds for general corporate purposes.

Our ordinary shares are traded on the NYSE MKT under the symbol “IDI.” On February 22, 2013, the last sales price of our ordinary shares as quoted on the NYSE MKT was US $1.02 per share.

WHERE YOU CAN FIND MORE INFORMATION

We have filed the Registration Statement with the SEC to register the ordinary shares underlying the Warrants, as described herein. This Prospectus Supplement and the underlying Prospectus, which form a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement. For further information about us and our securities, you should refer to the Registration Statement. You may read and, for a fee, copy this information at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for more information on its Public Reference Rooms. Our SEC and other public filings will also be available to the public from commercial document retrieval services, and at the web site maintained by the SEC at http://www.sec.gov.

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